#014 Putnam High Yield Trust
2/28/13

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A         $36,384
Class B   	          560
Class C		   1,550
Class M		     607

72DD2 (000s omitted)

Class R		   	353
Class Y		   6,078

73A1

Class A		$0.240
Class B		 0.210
Class C	      0.210
Class M 		 0.228

73A2

Class R		 0.231
Class Y		 0.252

74U1 (000s omitted)

Class A		 147,686
Class B		   2,712
Class C		   7,491
Class M		   2,690

74U2 (000s omitted)

Class R		  1,642
Class Y		 23,833


74V1

Class A		$8.01
Class B		 8.00
Class C		 7.94
Class M		$8.03

74V2

Class R		 7.86
Class Y		 7.87


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.